UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

SPRUCE POWER HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
Clayton Capital Appreciation Fund, L.P. Clayton Partners LLC The JSCC Family Trust Jason Stankowski Clara Nagy McBane
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

-with copies to-
Peter D. Fetzer Foley & Lardner LLP 777 East Wisconsin Avenue Suite 3800 Milwaukee, WI 53202-5306 (414) 297-5596
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Clayton Capital Appreciation Fund, L.P.

On April 17, 2024, Clayton Capital Appreciation Fund, L.P. (“Clayton Capital”) and its affiliates, Clayton Partners LLC, The JSCC Family Trust and Jason Stankowski, filed a preliminary proxy statement in connection with their solicitation to elect their slate of nominees to the board of directors of Spruce Power Holding Corporation (“Spruce Power”).  That same day, they submitted a letter to the Board of Directors of Spruce Power regarding their solicitation, a copy of which is attached hereto.
Important Information
The letter to the Board of Directors is not a solicitation of a proxy from any security holder of Spruce Power Holding Corporation (the “Company”).  Clayton Capital Appreciation Fund, L.P. (“Clayton Capital”) and its affiliates, Clayton Partners LLC, The JSCC Family Trust and Jason Stankowski, have nominated individuals as nominees to the Company’s board of directors and intend to solicit votes for the election of those individuals, Jason Stankowski and Clara Nagy McBane, as members of the Company’s board of directors (the “Nominees”).  Clayton Capital will send a definitive proxy statement, proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2024 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and proxy card (when available) and other documents filed by Clayton Capital and its affiliates with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Shareholders may also direct a request for such documents to Clayton Capital at jason@claytonpartners.com or 415-296-5073.
Participants in Solicitation
The following persons are participants in the planned solicitation by Clayton Capital and its affiliates: Clayton Capital Appreciation Fund, L.P., Clayton Partners LLC, The JSCC Family Trust, Clara Nagy McBane and Jason Stankowski.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Clayton Capital and its affiliates filed a preliminary proxy statement under cover of Schedule 14A on April 17, 2024 (the “Preliminary Proxy Statement”).  Information regarding the participants and their interests is contained in the Preliminary Proxy Statement.

Spruce Power Holdings Corporation Board of Directors
Attention: Chris Hayes, CEO and Chair of Board of Directors
1875 Lawrence Street, Suite 320
Denver, Colorado 80202
Dear Members of the Board,
Clayton Partners LLC and its affiliates currently own 383,400 shares, making us one of the largest independent shareholders of the company. We have spent a significant amount of time with company management and participants in the distributed solar energy industry since June of last year. We believe Spruce Power is dramatically undervalued, based on the company’s own public disclosure, and our goal is to help the company reach its full potential for its stockholders.
However, the abrupt departure of Christian Fong from his CEO and board role has only added to the uncertainty regarding the go forward path for the company. No search was done for a new CEO and the pivot seems unplanned and unorganized. A well-formulated growth strategy and capital allocation plan is desperately needed.
As evidence of this, the stock currently trades at a substantial discount to the unencumbered cash on the balance sheet. Based on the company’s forecasts and disclosures, Spruce Power is, at worst, a break-even business and has significant opportunities for positive cash flow generation going forward. Therefore, based on the market price of the company’s stock, the market is not only assuming zero value for Spruce Power, but that the company’s cash will be grossly misallocated by the current board.
Making matters worse, the company has recently chosen to slow the pace of its stock repurchase plan despite the obvious undervaluation. The company’s recent investor presentation claims a $16 fair value for the shares and yet the company has failed to repurchase any material amount of its stock at 25% of the company’s estimated value of its stock.
We, like the company, believe there are opportunities to invest excess capital in the solar market at compelling returns. However, we fear the company will have zero credibility with the investment community if it is unwilling to purchase its own shares at such a dramatic discount. Share repurchases and capital investment are not mutually exclusive and a combination of the two could dramatically increase shareholder value.
We are concerned that none of the Board seem to have a successful track record in renewable energy investing. Similarly, none of them seemingly understand the small cap public company markets. Finally, members of the board have overseen a tremendous destruction of shareholder value during their tenure and it is an overhang on the company’s valuation.  So, we have nominated Jason Stankowski and Clara Nagy McBane as board candidates, to help resolve these deficiencies.
Jason and Clara would immediately help with capital allocation decisions and strategic insights on Spruce Power’s position in the public markets. Their addition would send a powerful message to the public markets that the current Board and management team are aligned with shareholders.
We are prepared to engage with the Board, interested shareholders, and management to maximize value for all stakeholders. Information on our board candidates can be found in our preliminary proxy statement as recently filed with the SEC and the biographies below.
Short biographies of our candidates:
Jason Stankowski – Partner and Founder of Clayton Partners which has been investing in small cap public equities since inception in 2003. Jason is a member of the Board of Directors at Epsilon Energy (EPSN) and helped make key decisions regarding M&A and a new management team.
Clara Nagy McBane – Founder at Ventura Energy which is a developer of behind-the-meter and community-sized solar and storage systems. Clara has been working in the renewables industry for the last 13 years and is an expert in renewable energy finance and operations.
All interested parties who wish to understand our perspective can reach out directly to Jason at jason@claytonpartners.com or 415-296-5073.
Thank you,
Clayton Partners